EXHIBIT 10.28
July 26, 2005
Gene Ray
Dear Gene:
     We are very pleased that you have agreed to serve as the non-executive Chairman of the Board of Directors of Global Secure Corp. As we’ve discussed, Global Secure is focused on securing the homeland with integrated products and services for the critical incident response community worldwide. Global Secure is made up of three business units – Global Secure Systems, Global Secure Training and Global Secure Safety, each working to provide a comprehensive solution to our customers incorporating information and communications technologies, training and exercise programs, and protective equipment.
     As the Chairman of our Board of Directors you will receive a compensation package consisting of the following: 1) upon joining the Board of Directors, you will receive a grant of options to purchase 1,000,000 shares of common stock of the Company that would vest as follows: 250,000 immediately upon joining the Board of Directors, the remaining 750,000 in equal tranches semi-annually over 2 years commencing six months after the commencement of your service and dependent upon your continued service as a director and subject to the terms and conditions of our 2005 Stock Incentive Plan and the governing Stock Option Agreement, 2) upon joining the Board of Directors and on each anniversary of service thereafter, you will receive a $50,000 annual fee, and 3) you will also receive a fee of $5,000 for attendance at each meeting of the Board of Directors and each Committee on which you serve if such Committee meetings are held on days different than a meeting of the full Board of Directors.
     Global Secure is pleased to welcome you.

Sincerely,
/s/ Craig R. Bandes
Craig R. Bandes
President and Chief Executive Officer